                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant /X/

     Filed by a party other than the registrant / /

     Check the appropriate box:

     / / Preliminary proxy statement

     /X/ Definitive proxy statement

     / / Definitive additional materials

     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                            EMC INSURANCE GROUP INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                            EMC INSURANCE GROUP INC.
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

- --------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------

     (3) Filing party:

- --------------------------------------------------------------------------------

     (4) Date filed:

- --------------------------------------------------------------------------------
- -------------------------
1Set forth the amount on which the filing fee is calculated and state how it was determined.

                                  [COPYWHITE]

                                 April 27, 1995

Dear Stockholder,

      I am pleased to extend to you my personal invitation to attend the 1995 Annual Meeting of Stockholders of EMC Insurance Group Inc. (the "Company") on May 25, 1995 at 10:00 A.M. at the offices of the Company at 717 Mulberry Street, Des Moines, Iowa 50309.

      The accompanying Notice of Annual Meeting and Proxy Statement contains a description of the formal business to be acted upon by the stockholders. At the meeting, I intend to discuss the Company's 1994 performance and its plans for 1995. Certain members of the Company's Board of Directors and Officers of the Company, as well as representatives of KPMG Peat Marwick LLP, the Company's independent accountants, will be available to answer any questions you may have.

      While I am looking forward to seeing you at the meeting, it is very important that those of you who cannot personally attend assure that your shares be represented. I urge you, therefore, to sign and date the enclosed form of proxy and return it promptly in the accompanying envelope. If you attend the meeting, you may, if you wish, withdraw any proxy previously given and vote your shares in person.

                                         Sincerely,

                                         Bruce G. Kelley
                                         President & CEO

                            EMC INSURANCE GROUP INC.

                                   NOTICE OF
                      1995 ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 25, 1995

TO THE STOCKHOLDERS OF EMC INSURANCE GROUP INC.:

     Notice is hereby given that the Annual Meeting of the Stockholders of EMC Insurance Group Inc. (the "Company"), an Iowa corporation, will be held on Thursday, May 25, 1995 at 10:00 a.m. local time, at the Company's offices, 717 Mulberry Street, Des Moines, Iowa for the following purposes:

     1. To elect a Board of Directors;

     2. To ratify the appointment of KPMG Peat Marwick LLP as the Company's independent certified public accountants for the current fiscal year; and

     3. To transact such other business as may come before the meeting or any adjournment thereof.

     Each share of the Company's Common Stock will be entitled to one vote upon all matters described above. Stockholders of record at the close of business on April 4, 1995 will be entitled to notice of and to vote at the meeting. The stock transfer books of the Company will not be closed.

April 27, 1995

                                      BY ORDER OF THE BOARD OF DIRECTORS

                                      PHILIP T. VAN EKEREN, Secretary

PLEASE VOTE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY. AN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR YOUR CONVENIENCE.

                            EMC INSURANCE GROUP INC.
                              717 MULBERRY STREET
                             DES MOINES, IOWA 50309

                                PROXY STATEMENT
                      1995 ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 25, 1995

                              GENERAL INFORMATION

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of EMC Insurance Group Inc. (the "Company") of proxies from the holders of the Company's $1.00 par value Common Stock (the "Common Stock") for use at the 1995 Annual Meeting of Stockholders to be held on May 25, 1995, and at any adjournment thereof (the "Annual Meeting").

     This proxy statement, the accompanying form of proxy and the Company's 1994 Annual Report to Stockholders are first being sent to the Company's stockholders on or about April 27, 1995.

     The accompanying proxy may be revoked by the person giving it at any time prior to its being voted; such revocation may be accomplished by a letter, or by a properly signed proxy bearing a later date, filed with the Secretary of the Company prior to the Annual Meeting. If the person giving the proxy is present at the meeting and wishes to vote in person, he or she may withdraw his or her proxy at that time.

     The Company has borne all costs of solicitation of proxies. In addition to solicitation by mail, there may be incidental personal solicitations made by directors, officers, and regular employees of the Company, its parent, Employers Mutual Casualty Company ("Employers Mutual") and their subsidiaries. The cost of solicitation, including payments to nominees who at the request of the Company mail such material to their customers, will be borne by the Company.

                  VOTING SECURITIES AND PRINCIPAL STOCKHOLDER

     All stockholders of record of the Common Stock at the close of business on April 4, 1995 are entitled to notice of and to vote at the Annual Meeting. The vote of a majority of the shares voted at the Annual Meeting, at which a quorum is present, is required to elect the Directors and to approve the other proposals presented at the Annual Meeting. At the close of business on April 4, 1995, there were 10,642,364 shares of outstanding Common Stock, each entitled to one vote per share on all matters to be voted upon at the Annual Meeting. The Company's stockholders do not have cumulative voting rights. Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote.

     On April 4, 1995, Employers Mutual, 717 Mulberry Street, Des Moines, Iowa, owned 7,150,747 shares, or approximately 67 percent of the outstanding Common Stock of the Company. Employers Mutual intends to retain ownership of a majority of the Company's Common Stock at all times in the future. This majority stock ownership will give Employers Mutual the right to determine whether or not all of the proposals presented at the Annual Meeting are carried and will give it the right to elect all of the directors of the Company. The Company is aware of no other stockholder who owns more than five (5) percent of the Company's Common Stock.

     The Company's operations are interrelated with the operations of Employers Mutual and are largely dependent upon a continuing relationship with Employers Mutual. The Company does not anticipate any disruptions in this relationship.

                             ELECTION OF DIRECTORS

NOMINEES

     At the Annual Meeting, the stockholders will elect a board of seven directors to serve for terms extending until the 1996 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. Proxies in the accompanying form which are received by the management of the Company in response to this solicitation will, unless contrary instructions are given therein, be voted in favor of the seven nominees for director listed in the table below. The Board of Directors of the Company has no reason to believe that any of such nominees may not be available to serve or will not serve as a director if elected; however, if any nominee is not so available at the time of the election, the proxies may be voted in the discretion of the persons named therein for the election of a substitute nominee.

     Robb B. Kelley, Director and Chairman of the Board of the Company since its founding in 1974, resigned from those offices during 1994. Mr. Kelley had been Chief Executive Officer of the Company since its inception and until he retired from active employment in 1992. He has also served as Chairman, Chief Executive Officer and President of Employers Mutual during many of his 56 years of service to that company. Mr. Kelley's vast knowledge and experience will be greatly missed by the Board and the Company.

     Therese M. Vaughan, who had served the Company as a Director since 1992, also resigned from the Board in 1994 in order to accept appointment to the office of Commissioner of Insurance for the State of Iowa.

     The table below contains certain information with respect to the Board of Directors' nominees for election as directors.

                                              DIRECTOR                     POSITION WITH
                NAME                   AGE     SINCE                        THE COMPANY
- ------------------------------------   ---    --------    -----------------------------------------------
George C. Carpenter III.............   67       1981      Director
Elwin H. Creese.....................   63       1994      Senior Vice President, Treasurer and Director
David J. Fisher.....................   58       1985      Director
Bruce G. Kelley.....................   41       1991      President, Chief Executive Officer and Director
George W. Kochheiser................   69       1974      Chairman of the Board and Director
Raymond A. Michel...................   69       1981      Director
Fredrick A. Schiek..................   60       1994      Executive Vice President, Chief Operating
                                                          Officer and Director

     George C. Carpenter III was Executive Director of Iowa Public Television from November 1985 until his retirement in April 1993. During the period from 1984 through 1985 he was Vice President of Palmer Communications and prior to that he was Vice President and General Manager of WHO Broadcasting Company, a division of Palmer Communications. He was employed by WHO Broadcasting Company for 20 years.

     Elwin H. Creese has been Senior Vice President and Treasurer of the Company and of Employers Mutual since 1993. He was Vice President and Treasurer of the Company and of Employers Mutual from 1985 until 1993. Mr. Creese has been employed by Employers Mutual since 1984.

     David J. Fisher has been Chairman of the Board and President of Onthank Company, a Des Moines based wholesale distributor of floor, window and wall covering products, since 1978. He is a member of the Board of Directors of the Greater Des Moines YMCA, the Iowa Lutheran Hospital Foundation, the University of Iowa Foundation, Liberty Savings Bank and the State of Iowa Terrace Hill Commission. Mr. Fisher also serves as Chairman of the Governor's Committee on Government Spending Reform.

     Bruce G. Kelley is President and Chief Executive Officer of the Company and of Employers Mutual, since 1992. He was President and Chief Operating Officer of the Company and of Employers Mutual from 1991 to 1992 and was Executive Vice President of both companies from 1989 to 1991. Mr. Kelley has been employed with Employers Mutual since 1985 and a director of that company since 1984. He is a Director of Brenton Bank, N.A. of Des Moines.

     George W. Kochheiser is Chairman of the Board, since 1994, and was President and Chief Operating Officer of the Company and of Employers Mutual, from 1982 until his retirement in 1991. Mr. Kochheiser also serves as a Director of Employers Mutual and had been an employee of that company since 1949.

     Raymond A. Michel is a member of the Board of Directors of Koss Construction Company, a highway and airport construction firm, and was its Chairman and Chief Executive Officer from 1972 until his retirement in 1989. He has been affiliated with that company in one capacity or another since 1955.

     Fredrick A. Schiek has been Executive Vice President and Chief Operating Officer of the Company and of Employers Mutual since 1992. He was Vice President of Employers Mutual from 1983 until 1992. Mr. Schiek has been employed with Employers Mutual since 1959.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

     During the year ended December 31, 1994, the Board of Directors of the Company held four regular meetings. In 1994, each member of the Board of Directors attended at least 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors held and (ii) the total number of meetings held by all committees of the Board of Directors on which they served.

     The Board of Directors has an Executive Committee and the members are Bruce
G. Kelley, Fredrick A. Schiek and George W. Kochheiser. The Executive Committee did not meet during the year ended December 31, 1994. The Executive Committee has authority to exercise all of the authority of the Board of Directors when the Board is not in session, with the exception of certain actions which, under Iowa law and the By-Laws, require Board action; these include amending the Company's Articles of Incorporation, declaring dividends, adopting a plan of merger or consolidation of the Company, appointing or removing executive officers, designating candidates for election as directors or filling director vacancies, approving or recommending to the Company's stockholders a voluntary dissolution or revocation of its Charter, or amending the Company's By-Laws.

     The Board has an Audit Committee, the members of which are George C. Carpenter III, David J. Fisher and Raymond A. Michel. The Audit Committee held two meetings in 1994. The Committee met with management and the independent auditors in connection with its review of matters relating to the Company's annual financial statements and the Company's system of internal accounting controls. The Committee met with the Company's independent auditors and internal auditors, with and without management present, to discuss appropriate matters.

     The Board has an Investment Committee, the members of which are Bruce G. Kelley, Elwin H. Creese and George W. Kochheiser. The Committee has the authority to monitor the investments of the Company and to make decisions on the appropriateness of the types of securities accounts held, the amount of Company funds to be allocated to each and when funds should be transferred from one account to another, when it is deemed to be in the best interest of the Company. The Investment Committee did not meet during 1994; however, the Investment Committees of the Company's property and casualty subsidiaries held numerous meetings during the year with respect to their individual portfolios.

     An Inter-Company Committee was established in 1984 by mutual agreement of the Boards of Directors of the Company and Employers Mutual. The three members of the Board's Audit Committee also serve as the members of the Inter-Company Committee. Employers Mutual is represented on the Inter-Company Committee by three members of its Board of Directors. The primary responsibility of the Inter-Company Committee is to review all major transactions between the two entities. The Inter-Company Committee held one meeting during 1994.

     The Board of Directors does not have a standing nominating committee. The functions that would normally be performed by such a committee are carried on by the Board of Directors as a whole.

DIRECTORS' COMPENSATION

     In 1994, each member of the Company's Board of Directors who was not an officer or employee of the Company was entitled to $800 for each board meeting or committee meeting attended, plus expenses, and a $8,000 annual fee payable irrespective of attendance at meetings. If two or more committee meetings are held on one day, the maximum fee permitted is $800, except in the event of an Audit Committee meeting and an Inter-Company Committee meeting being held on the same day in which case two meeting fees are paid. Also, when a committee meeting is held on the same day as a board meeting, the maximum fee paid is $800.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following information is furnished as to the Common Stock of the Company owned beneficially as of April 4, 1995, by each of the Company's directors and nominees and by each executive officer of Employers Mutual. The information concerning beneficial ownership has been furnished by the persons listed below or was determined by the Company from reports filed by such persons with the Securities and Exchange Commission regarding such ownership.

                                                                     AMOUNT AND NATURE
                                                                       OF BENEFICIAL       PERCENT
                               NAME                                    OWNERSHIP (1)       OF CLASS
                                                                     -----------------     --------
George C. Carpenter III...........................................          3,484                (2)
Elwin H. Creese...................................................         22,889(3)             (2)
David J. Fisher...................................................          1,261                (2)
Bruce G. Kelley...................................................        177,555(4)          1.7%
George W. Kochheiser..............................................         46,162                (2)
Raymond A. Michel.................................................          4,000                (2)
Fredrick A. Schiek................................................         21,488(5)             (2)
John D. Isenhart..................................................         20,588(6)             (2)
Philip T. Van Ekeren..............................................         21,872(7)             (2)
All Directors and Executive Officers as a Group(11 persons,
  including
  those listed above).............................................        354,241             3.3%

- ---------------
(1) All named holders of the Common Stock listed in this table have sole voting and investment power with respect to the shares held, except as stated otherwise below.

(2) The percent of shares owned does not exceed one percent of the total shares of Common Stock outstanding.

(3) Elwin H. Creese directly owns 13,011 shares of Common Stock and has presently exercisable options to purchase 9,878 shares, which shares are included in the table. See "Compensation of Management -- Stock Options."

(4) Bruce G. Kelley owns 9,040 shares of Common Stock directly and 118,622 shares indirectly. Of the 118,622 shares indirectly owned, 103,500 are owned by a limited partnership of which he is a general partner, 11,252 are owned by his children and he has power of attorney over 3,870 shares owned by an unrelated party. In addition, he owns presently exercisable options to purchase 49,893 shares of Common Stock, which shares are included in the table. See "Compensation of Management -- Stock Options."

(5) Fredrick A. Schiek directly owns 8,578 shares of Common Stock and has presently exercisable options to purchase 12,910 shares, which shares are included in the table. See "Compensation of Management -- Stock Options."

(6) John D. Isenhart directly owns 7,378 shares of Common Stock and has presently exercisable options to purchase 13,210 shares, which shares are included in the table. See "Compensation of Management -- Stock Options."

(7) Philip T. Van Ekeren directly owns 8,672 shares of Common Stock and has presently exercisable options to purchase 13,200 shares, which shares are included in the table. See "Compensation of Management -- Stock Options."

                           COMPENSATION OF MANAGEMENT

     The Company has no employees of its own and, consequently, it has no payroll, no employee benefit plans and no compensation committee of its Board. Therefore, all compensation and all benefits reported on in this proxy statement are established by the Employers Mutual Board of Directors or by one or another of its Committees. Approximately 12 employees of Employers Mutual devote a portion of their time performing administrative duties for the Company. In general, during 1994 the Company's business was conducted by employees of Employers Mutual and of two of the Company's subsidiaries, Illinois EMCASCO Insurance Company and Farm and City Insurance Company.

     Three of the Company's property and casualty insurance subsidiaries, Dakota Fire Insurance Company, EMCASCO Insurance Company and Illinois EMCASCO Insurance Company, and two subsidiaries of Employers Mutual, are parties to reinsurance pooling agreements with Employers Mutual (collectively, the "Pooling Agreement"). The compensation of Employers Mutual's officers during 1994 was shared by the Company's property and casualty companies in accordance with their interests in the pool. Likewise, the compensation of the officers of the Company's subsidiary companies (exclusive of two subsidiaries) was charged as an expense to the Pooling Agreement and as such was shared by all of the parties to the Pooling Agreement in accordance with their interests in the pool. The compensation paid to officers of Farm and City Insurance Company was not allocated to the Pooling Agreement and was consequently borne entirely by the Company.

     The participation of the Company's property and casualty insurance subsidiaries in the Pooling Agreement during 1994 was 22 percent and this percentage represents the portion of the compensation expenses described below which were allocated to the Company during the year.

     The compensation of the executive officers of Employers Mutual is initially determined by a Senior Executive Compensation and Stock Option Committee composed of four members of its Board of Directors, and subsequently approved by the full Board of Directors of Employers Mutual.

     Employers Mutual and its non-life subsidiary companies (including the Company) collectively had assets that totaled $1,289,722,903 at year-end 1994 and had written premiums of $583,288,995 for the year.

     The following table sets forth information with respect to compensation paid by Employers Mutual to its Chief Executive Officer and the four next most highly compensated executive officers for services in all capacities.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG TERM
                                                                                COMPENSATION
                                                                                ------------
                                    ANNUAL COMPENSATION(1)                       INCENTIVE
                                  --------------------------    OTHER ANNUAL    STOCK OPTION     ALL OTHER
           NAME AND                       SALARY      BONUS     COMPENSATION       GRANTS       COMPENSATION
      PRINCIPAL POSITION          YEAR      ($)        ($)         ($)(2)          (#)(3)          ($)(4)
- -------------------------------   ----    -------    -------    ------------    ------------    ------------
Bruce G. Kelley................   1994    245,237    110,781                       10,000           2,294
President & Chief                 1993    235,075     90,106                       34,000           2,898
Executive Officer                 1992    232,759     81,856                        4,000           2,807
Frederick A. Schiek............   1994    182,265     73,152                        6,000           5,884
Executive Vice                    1993    175,372     59,503                       12,000           4,382
President & COO                   1992    152,949     46,342                        5,000           3,541
                                  1994    133,026     46,708                        1,000           3,596
John D. Isenhart...............   1993    127,412     37,921                        1,550           3,673
Sr Vice President                 1992    122,178     35,115                        1,000           3,312
Philip T. Van Ekeren...........   1994    125,985     44,234                        1,000           4,591
Sr Vice President                 1993    120,743     35,911                        2,250           4,520
& Secretary                       1992         --         --                           --              --
Elwin H. Creese................   1994    124,910     43,856                        1,000           4,342
Sr Vice President                 1993    119,902     35,671                        2,250           4,092
& Treasurer                       1992    113,786     32,701                        1,000           3,846

- ---------------
(1) Compensation deferred at election of executive includable in category and year earned.

(2) Total of other annual compensation for each of the named executives did not exceed the reporting thresholds.

(3) All stock options granted were at option prices equal to the fair market value of the stock on the date of grant, have a term of ten years and vest at a rate of 20 percent per year commencing in the second year of the term.

(4) The amounts shown for all other compensation include employer matching contributions to the Employers Mutual 401K Plan and excess group life insurance premiums. During 1994, contributions to the 401K Plan on behalf of Messrs. Kelley, Schiek, Isenhart, Van Ekeren and Creese, respectively , were $1,500, $1,500, $1,500, $1,500 and $1,279. Excess life insurance premiums paid during 1994 on behalf of Messrs. Kelley, Schiek, Isenhart, Van Ekeren and Creese were $794, $4,384, $2,096, $3,091 and $3,063, respectively.

STOCK OPTIONS

     The following table sets forth details regarding stock options granted to the named executive officers during 1994. In addition, the table shows the hypothetical gain, or "option spreads", that would exist for the respective options. The gains are based on assumed rates of annual compound stock appreciation of five and

10 percent over the full term of the options. The stock option plans utilize the Common Stock of the Company, with the Company receiving the full fair market value at the date of exercise for all stock issued under the plans.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                POTENTIAL
                                                                                               REALIZABLE
                                                                                             VALUES BASED ON
                                            NUMBER                                          ASSUMED RATES OF
                                              OF        % OF      EXERCISE                     STOCK PRICE
                                           OPTIONS      TOTAL      PRICE                    APPRECIATION (3)
                                           GRANTED     OPTIONS     ($/SH)     EXPIRATION    -----------------
                  NAME                     (#) (1)     GRANTED      (2)          DATE       5% ($)    10% ($)
- ----------------------------------------   --------    -------    --------    ----------    ------    -------
Bruce G. Kelley.........................     10,000      15.5       8.81        4/1/04      55,400    140,400
Fredrick A. Schiek......................      6,000       9.3       8.81        4/1/04      33,240     84,240
John D. Isenhart........................      1,000       1.6       8.81        4/1/04       5,540     14,040
Philip T. Van Ekeren....................      1,000       1.6       8.81        4/1/04       5,540     14,040
Elwin H. Creese.........................      1,000       1.6       8.81        4/1/04       5.540     14,040

- ---------------
(1) All grants of options shown are for ten year terms and the options vest at 20 percent per year commencing on the first anniversary of the grant date.

(2) The exercise price of all options was 100 percent of the fair market value of the stock on the date of grant.

(3) The potential realizable values indicated are based on the assumption that the stock price appreciates at the annual rate shown from the date of grant until the expiration date. These numbers do not reflect the historical increase in the price of the stock and do not represent the Company's estimate of future appreciation in the stock price.

     The following table sets forth information with respect to the named executive officers concerning the exercise of stock options during 1994, the realized gains from those exercises, and the number of unexercised options held as of December 31, 1994 and the amount of unrealized gains represented by them on that date.

            AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR
                         AND YEAR-END OPTION/SAR VALUES

                                                                                               VALUE OF
                                                                            NUMBER OF         UNEXERCISED
                                                                           UNEXERCISED       IN-THE-MONEY
                                                                           OPTIONS AT         OPTIONS AT
                                                                          YEAR-END (#)       YEAR-END ($)
                                                               VALUE
                                           SHARES ACQUIRED    REALIZED    EXERCISABLE/       EXERCISABLE/
                  NAME                     ON EXERCISE (#)    ($) (1)     UNEXERCISABLE    UNEXERCISABLE (2)
- ----------------------------------------   ---------------    --------    -------------    -----------------
Bruce G. Kelley.........................       --               --        42,693/45,200      45,275/14,108
Frederick A. Schiek.....................       --               --        12,990/20,410      10,962/ 6,353
John D. Isenhart........................       --               --        11,910/ 4,190      13,284/ 2,126
Philip T. Van Ekeren....................       --               --        11,900/ 4,750      12,999/ 2,126
Elwin H. Creese.........................       --               --         9,300/ 4,750       9,673/ 2,126

- ---------------
(1) Value realized is the market value on the date/s of exercise less the exercise price/s.

(2) The value of unexercised options/SARs is calculated by subtracting the exercise price/s from the market value of the stock at year-end. The year-end market value was $9.50.

RETIREMENT PLANS

     The following table reflects the estimated annual retirement benefit that will be available to the executives named in the Summary Compensation Table. It assumes that all retirement plans remain in effect as they are currently structured and a normal retirement age of 65. The assumed annual earnings shown have been computed to reflect a range adequate to cover the current salaries of the named executives with provision for reasonable increases in future compensation.

  ASSUMED                                               YEARS OF SERVICE AT NORMAL RETIREMENT DATE
   ANNUAL                                              --------------------------------------------
  EARNINGS                                               15         20           25           30
- ------------                                           -------    -------      -------      -------
 $150,000...........................................    41,358     55,147       68,927       82,716
  200,000...........................................    56,358     75,148       93,926      112,716
  250,000...........................................    71,358     95,149      118,925      142,716
  300,000...........................................    86,358    115,150      143,924      172,716
  350,000...........................................   101,358    135,151      168,923      202,716
  400,000...........................................   116,358    155,152      193,922      232,716
  450,000...........................................   131,358    175,153      218,921      262,716
  500,000...........................................   146,358    195,154      243,920      292,716

     The Employers Mutual Retirement Annuity Plan (the "Pension Plan") is a cash balance form of defined benefit plan and it covers all employees of Employers Mutual and its subsidiaries and of the subsidiaries of the Company. Under the plan, each individual participant's retirement benefit is expressed as an account balance, similar to that of a defined contribution plan.

     The formula for determination of the retirement benefit of participants is based on a combination of covered compensation and interest paid on a participant's accumulated account balance. Each year a participant's account is credited with; 1) a plan defined percentage of their covered compensation for the year and 2) interest on the prior year-end account balance at the rate established by the Pension Benefit Guaranty Corporation (PBGC). The participant's account balance is "defined" annually based on these factors without regard to the actual investment performance of the plan's funds.

     Employers Mutual also sponsors a defined contribution plan, the Employers Mutual Casualty Company 401k Savings Plan (the "401K Plan"). This plan is available to all employees of Employers Mutual and the subsidiary companies of it and of the Company. Under the 401K Plan, the employer matches 50 percent of the first two percent that an employee defers. With the exception of the highly compensated group, the employee participants can make tax qualified deferrals of up to 19 percent of their covered compensation to this plan.

     Employers Mutual also has a non-qualified Supplemental Executive Retirement Plan (the "SERP"), the purpose of which is to restore retirement benefits to those employees who are prevented from receiving full benefits from the Pension Plan because of restrictions imposed on the amount of covered compensation that can be credited to, and the maximum benefits that can be received from, qualified pension plans. This plan is unfunded and any payments made to participants will be from the general accounts of the sponsoring companies.

     All of the individuals named in the Summary Compensation Table are participants in the Pension Plan, the 401K Plan and the SERP. For retirement benefit purposes, during 1994 the number of full years of service accrued and the compensation for Messrs. Kelley, Schiek, Isenhart, Van Ekeren, and Creese were nine and $338,102, 35 and $247,253, 31 and $173,043, 34 and $169,542, and
10 and $163,644, respectively. For 1994, pursuant to the requirements of the Internal Revenue Code, as amended, compensation crediting under the Pension Plan and the 401K Plan was limited to $150,000.

                         EXECUTIVE COMPENSATION REPORT

     The compensation of the executive officers is initially determined by the Senior Executive Compensation and Stock Option Committee (the "Committee") of the Board of Directors of Employers Mutual, with subsequent approval by its Board of Directors. None of the Committee members are employees of Employers Mutual and none are employees or directors of the Company.

COMPENSATION PHILOSOPHY

     The general intent of Employers Mutual is to provide an executive compensation structure that will allow for a level of compensation that is competitive within the insurance industry and, more particularly, with a peer group of companies within the property and casualty insurance industry. That peer group is comprised of companies which are similar in size, have comparable insurance products and which have been identified as the competition with respect to such things as the quality of the products and services provided and which tend to compete in the same targeted markets as does Employers Mutual.

     It is also the intention of Employers Mutual to provide a level of compensation that will allow it to attract and retain highly qualified, motivated executives who will enhance the ability of Employers Mutual to continue its long history of steady growth and financial strength.

EXECUTIVE COMPENSATION COMPONENTS

     The compensation of Employers Mutual executives is primarily provided through the use of three major components in its compensation structure. Each of those components is designed to achieve a particular result and to allow for measurement of individual and collective executive performance.

     The basic component of executive compensation is base salary. On an annual basis, the Committee reviews the salary of each individual executive officer, using as a guideline the average base pay of other industry and peer company executives with like positions, and with strong reliance upon the Chief Executive Officer's report on the overall performance and progress of each executive during the past year.

     Through the use of an annual incentive bonus program, the executives have the opportunity to gain additional compensation based upon the overall performance of Employers Mutual and its subsidiaries. That bonus program measures performance as compared to that of the property and casualty insurance industry as a whole with respect to such specific areas as combined loss and expense ratio and the growth in surplus as regards policyholders for the program year. The Committee reviews the bonus program on an annual basis and makes changes to it if and when such changes are deemed to be appropriate.

     Employers Mutual has also made available a long-term incentive compensation opportunity for its senior executives by the use of incentive stock option grants. The Common Stock of the Company is utilized for those grants. Because of the Pooling Agreement that Employers Mutual has with two of its subsidiaries, and with three subsidiary companies of the Company, the Committee believes that superior performance by the senior executives of Employers Mutual will have a significant impact on the performance of the Common Stock of the Company, thereby providing long-term appreciation in the value of the options held by the executives. The Committee has drafted formal guidelines for granting stock options to eligible executives. Those guidelines provide for base option award ranges for executives based upon their level of authority and responsibility, in addition to providing for the granting of discretionary option awards to executives based upon such factors as individual performance, attainment of agreed goals and objectives and other contributions to overall results.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     For 1994, the Committee recommended that the base salary of Bruce G. Kelley, Chief Executive Officer, be increased to $246,180, an increase of 4.5 percent over the base salary paid him during 1993. The Committee arrived at that figure as a minimum for the position based upon a salary range imputed from surveys of base salaries being paid to Chief Executive Officers of bonus paying insurance industry and peer group companies. The full Board of Directors of Employers Mutual approved that recommendation.

     Under the Bonus Program, Mr. Kelley has received a bonus of $110,781 for 1994 performance. In addition, the Committee and the Board of Directors approved a grant of 10,000 incentive stock options for him, the particulars of which are expanded upon in the foregoing Summary Compensation and Stock Option tables.

     Based on published results for the countrywide property and casualty industry during 1994, the combined companies' loss and expense ratio was 7.2 percent better than the industry. For the year, there was an addition to the companies' surplus of $12,281,649 and net premiums written increased to $583,288,995 as compared with $562,816,504 for 1993.

Senior Executive Compensation and Stock Option Committee:

                                          William H. Brenton, Chairman
                                          Richard W. Booth
                                          Blaine A. Briggs
                                          Lanning Macfarland, Jr.

COMPENSATION COMMITTEE INTERLOCKS

     William H. Brenton is Chairman of the Executive Committee and Vice Chairman of the Board of Brenton Banks, Inc. and a member of the Board of Directors of Brenton Bank, N.A. of Des Moines. Employers Mutual and certain of its subsidiaries, including the Company, maintain a number of accounts in banks owned by Brenton Banks, Inc. and its subsidiaries.

     Bruce G. Kelley also serves as a member of the Board of Directors of Brenton Bank, N.A. of Des Moines.

STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on the Company's Common Stock to the NASDAQ Total Return Index for U. S. companies and the Peer Group Index, which is the Media General Industry Group 262 as adjusted to remove life insurance companies, over a five-year period beginning December 31, 1989 and ending December 31, 1994. The total stockholder return assumes $100.00 invested at the beginning of the period in the Company's Common Stock, the NASDAQ Market Index and the Peer Group Index, as adjusted. It also assumes reinvestment of all dividends for the period.

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                        AMONG EMC INSURANCE GROUP INC.,
                    NASDAQ MARKET INDEX AND PEER GROUP INDEX

                                    EMC IN-
      MEASUREMENT PERIOD         SURANCE GROUP     INDUSTRY
    (FISCAL YEAR COVERED)            INC.            INDEX       BROAD MARKET
1989                                       100             100             100
1990                                     92.33           84.89           81.12
1991                                    135.38          107.70          104.14
1992                                    128.07          126.99          105.16
1993                                    150.99          130.06          126.14
1994                                    159.76          128.82          132.44

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The operations of the Company are directly interrelated with the operations of Employers Mutual. Under the terms of the Pooling Agreement, each participating company cedes to Employers Mutual all of its insurance business and assumes from Employers Mutual an amount equal to its participation in the pool. All losses, settlement expenses and other underwriting and administrative expenses are prorated among the parties on the basis of participation in the pool. The aggregate participation of the Company's property and casualty insurance subsidiaries was 22 percent during 1994. The pool participants limit the maximum net loss which can arise from large risks or risks in concentrated areas of exposure by reinsuring with other insurers and reinsurers. Effective January 1, 1993 the Pooling Agreement was amended so that the voluntary assumed reinsurance business written by Employers Mutual is no longer subject to cession to the pool members.

     EMC Reinsurance Company ("EMC Re") has an agreement with Employers Mutual whereby EMC Re accepts a 95 percent quota share of Employers Mutual's assumed reinsurance business, exclusive of certain reinsurance contracts. Under the agreement, EMC Re receives 95 percent of the premiums and assumes 95 percent of all related loss and settlement expenses of the business. Effective January 1, 1993 the quota share agreement was amended to provide that losses in excess of $1,000,000 per event are retained by Employers Mutual. Employers Mutual retained $7,389,233 of losses and settlement expense under this agreement in 1994. EMC Re paid $2,094,715 to Employers Mutual for this additional protection. EMC Re also paid 95 percent of the outside reinsurance protection Employers Mutual purchases to protect itself from catastrophic losses. This cost is recorded as a reduction to premiums written and it amounted to $2,563,041 in 1994.

     Under the quota share agreement in 1994, EMC Re assumed a total of $39,899,335 in reinsurance premiums from Employers Mutual and, in return, it paid Employers Mutual $9,387,371 as reimbursement for its acquisition expenses.

     EMC Re has an aggregate excess of loss treaty with Employers Mutual which provides protection against losses resulting from multiple catastrophes. The coverage provided by this treaty is $2,000,000 in excess of $2,500,000 of losses retained by EMC Re, excess of $200,000 per single catastrophe. The Maximum recovery under this treaty in any one year is $4,000,000. During 1994, EMC Re did not recover any losses under this agreement. Total premiums paid to Employers Mutual during the year under this treaty amounted to $557,842.

     Effective December 31, 1994, EMC Re commuted several reinsurance contracts that it had with Employers Mutual. There was no income or loss effect from these commutations.

     In addition to amounts paid pursuant to the Pooling Agreement, the Company paid Employers Mutual $373,774 in 1994 to cover administrative overhead incurred by Employers Mutual in providing investment services. The allocation of charges to the Company is based on both the number of the Company's investment transactions and the dollar value of the Company's investment portfolio in relation to the corresponding number of transactions in, and value of, the investment portfolios of Employers Mutual and its property and casualty subsidiaries. Based on this allocation, the Company believes such fees to be reasonable.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     KPMG Peat Marwick LLP, independent certified public accountants, audited the accounts of the Company for the year ended December 31, 1994. The Board of Directors has selected KPMG Peat Marwick LLP as auditors for 1995 and the stockholders are asked to ratify that selection. During 1994 in connection with its audit function, KPMG Peat Marwick LLP provided services to the Company which included the examination of the annual consolidated financial statements, assistance with requirements of the Securities and Exchange Commission under the Securities Exchange Act of 1934, auditing certain employee benefit plans and consultation regarding various financial and accounting matters.

     A representative of KPMG Peat Marwick LLP will be present at the Annual Meeting, and will be given an opportunity to make a statement and to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THIS APPOINTMENT. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED IN THE ABSENCE OF DIRECTION TO THE CONTRARY.

                                 OTHER MATTERS

     The Board of Directors knows of no matters other than those described above that may come before the Annual Meeting. As to other matters, if any, that properly may come before the Annual Meeting, the Board of Directors intends that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

                 STOCKHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

     Stockholder proposals for inclusion in the Company's Proxy Statement for the 1996 Annual Meeting of Stockholders must be received by the Company not later than December 28, 1995. The person submitting the proposal must have been a record or beneficial owner of the Company's Common Stock for at least one year, and the securities so held must have a market value of at least $1,000. Any such proposal will be included in the Proxy Statement for the 1996 Annual Meeting, if the rules of the Securities and Exchange Commission are satisfied with respect to the timing and form of such proposal, and if the content of such stockholder's proposal is determined by the Company to be appropriate under rules promulgated by the Commission.

April 27, 1995

                                      BY ORDER OF THE BOARD OF DIRECTORS

                                      Philip T. Van Ekeren, Secretary

- --------------------------------------------------------------------------------

                             EMC INSURANCE GROUP INC.

                              PROXY FOR COMMON STOCK
                    ANNUAL MEETING OF STOCKHOLDERS--MAY 25,1995

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

           The undersigned hereby appoints Bruce G. Kelley and George W. Kochheiser, or either of them, Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of stock of EMC Insurance Group Inc. held of record by the undersigned on April 4, 1995, at the Annual Meeting of Stockholders to be held on May 25, 1995 or any adjournment thereof.

        1. ELECTION OF        / / FOR all nominees listed below              / / WITHHOLD AUTHORITY
           DIRECTORS            (except as marked to the contrary below)       to vote for all nominees listed below

         George C. Carpenter III, Elwin H. Creese, David J. Fisher, Bruce G. Kelley, George W. Kochheiser, Raymond A. Michel, Fredrick A. Schiek

         (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

       ---------------------------------------------------------------------

       2. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE
          INDEPENDENT AUDITORS OF THE COMPANY.  / / FOR             /
          / AGAINST             / / ABSTAIN

       3. OTHER BUSINESS
          In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

       THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF
       NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

       Please sign exactly as name appears below. When shares are held by joint
                                                                       tenants,
                                                                       both
                                                                       should
                                                                       sign.
                                                                       When
                                                                       signing
                                                                       as
                                                                       attorney,
                                                                       executor,
                                                                  administrator,
                                                                       trustee
                                                                       or
                                                                       guardian,
                                                                       please
                                                                       give
                                                                       full
                                                                       title
                                                                       as
                                                                       such.
                                                                       If a
                                                                    corporation,
                                                                       please
                                                                       sign
                                                                       in
                                                                       full
                                                                       corporate
                                                                       name
                                                                       by
                                                                       President
                                                                       or
                                                                       other
                                                                      authorized
                                                                       officer.
                                                                       If a
                                                                    partnership,
                                                                       please
                                                                       sign
                                                                       in
                                                                     partnership
                                                                       name
                                                                       by
                                                                      authorized
                                                                       person.

                                                                       Dated:
                                            --------------------------------
                                             , 1995

                                            --------------------------------

                                                                       Signature

                                            --------------------------------
                                                                       Signature
                                                                       if
                                                                       held
                                                                       jointly
- --------------------------------------------------------------------------------
                                            ---------------------------------

                                             PLEASE MARK, SIGN, DATE AND
                                             RETURN THE PROXY CARD PROMPTLY,
                                             USING THE ENCLOSED ENVELOPE.